Exhibit 10.1

CREDIT AGREEMENT

among

AMERICAN CAPITAL STRATEGIES, LTD.,

as the Borrower

THE LENDERS LISTED HEREIN,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, Swingline Lender, and Issuing Lender

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Bookrunner and as Joint Lead-Arranger

BB&T CAPITAL MARKETS

as Joint Lead-Arranger

CITICORP NORTH AMERICA, INC.

and

JPMORGAN CHASE BANK, N.A.

as Co-Documentation Agents

June 17, 2005

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(continued)

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(continued)

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(continued)

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(continued)

		Page
Section 9.13.	Governing Law	83

Section 9.14.	Consent to Jurisdiction and Service of Process	83

Section 9.15.	Confidentiality	83

Section 9.16.	Acknowledgments	84

Section 9.17.	Waivers of Jury Trial; Waiver of Consequential Damages	84

Section 9.18.	Patriot Act Notice	84

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CREDIT AGREEMENT, dated as of June 17, 2005 (this “Credit Agreement”), among AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”), Swingline Lender, and Issuing Lender and Branch Banking and Trust Company as Issuing Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR Default Rate” shall have the meaning set forth in Section 2.9.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, the term “Acquisition” shall exclude a Portfolio Investment.

“Adjusted EBIT” means, for any period with respect to the Borrower and its Consolidated Subsidiaries, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, plus net realized gains (losses) arising from investments, all as determined in accordance with GAAP.

“Advances Outstanding” means on any day, the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and LOC Obligations.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control”

means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment.

“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Alternative Currency” shall mean, at any time, any of Canadian Dollars, English Pounds Sterling, Euros and, with the agreement of each Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London (or, in the case of English Pounds Sterling), Paris interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Lender for making a Loan hereunder or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternative Currency Sub-Limit” shall have the meaning set forth in Section 2.1(a).

“Applicable Laws” means for any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” shall mean, for LIBOR Rate Loans, LMIR Loans and for the Commitment Fee, the percentage set forth below opposite the Borrower’s applicable senior unsecured debt rating in the column labeled “LIBOR Rate Loans,” “LMIR Loans” and “Commitment Fee,” as applicable; provided that if the senior unsecured debt ratings from S&P, Moody’s and Fitch are different, and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply, or (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply or (y) the ratings differential is two levels or more, the rating immediately below the highest rating will apply. In the event that the Borrower shall maintain ratings from only one of Moody’s, Fitch and S&P, the one rating shall apply.

Rating (S&P/Moody’s/Fitch)	Applicable Percentage for LIBOR Rate Loans and LMIR Loans	Applicable Percentage for Commitment Fee
> or = BBB/Baa2/BBB	1.25%	0.20%
> or = BBB–/Baa3/BBB–	1.375%	0.25%
> or = BB+/Ba1/BB+	1.50%	0.30%
> or = BB/Ba2/BB	1.625%	0.35%
< BB/Ba2/BB	1.75%	0.40%

The Applicable Percentage for LIBOR Rate Loans and the Commitment Fee shall be adjusted within three Business Days of (i) Borrower’s receipt of senior unsecured ratings from S&P and Moody’s (in addition to Borrower’s current rating from Fitch) and (ii) a change in such senior unsecured ratings.

“Asset Coverage Ratio” shall mean, on a consolidated basis for Borrower and its Consolidated Subsidiaries, the ratio in which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing indebtedness of Borrower and its Consolidated Subsidiaries.

“Assuming Lender” shall have the meaning set forth in Section 2.2(a).

“Available Non-Pledged Assets” means as of any date of determination thereof, an amount equal to the sum of (a) 50% of each Grade 2 Investment and (b) 100% of each Grade 3 and Grade 4 Investment. For purposes of determining “Available Non-Pledged Assets,” Investments shall be valued at their Fair Market Value as of any date of determination.

“Available Non-Pledged Debt Assets of the Borrower” means as of any date of determination thereof, an amount equal to the Fair Market Value of Available Non-Pledged Assets owned directly by the Borrower that are Eligible Debt Investments.

“Available Pledged Assets” means as of any date of determination, 50% of the aggregate amount of Eligible Pledged Assets in respect of all Secured Debt Obligations in existence as of such date.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et. seq.), as amended from time to time.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market, and when used in connection with a rate determination, borrowing or payment denominated in an Alternative Currency, a day on which commercial banks and the London foreign exchange market are not open to settle payments in the Principal Financial Center for such Alternative Currency.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Capitalized Lease Obligations” means with respect to any Person for any period, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Charged-Off Portfolio Loans” means any Portfolio Loan: (i) that is 180 days or more past due with respect to any interest or principal payment, (ii) for which an Insolvency Event has occurred with respect to the related Obligor, (iii) for which the related Obligor has suffered any Material Adverse Change, (iv) that is or should be written off as uncollectible by the Borrower in accordance with the Credit and Collection Policy, (v) that has been placed on non-accrual status by the Borrower in accordance with the Credit and Collection Policy, (vi) all or any portion of which has been converted into or exchanged for an equity security or (vii) has been sold for less than its portfolio outstanding loan balance upon foreclosure or upon exercise of remedies; provided, that only the portion of the Portfolio Loan not recouped in such sale shall be deemed “charged-off” for purposes of clause (vii).

“Closing Date” shall mean the date of this Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Commitment Percentage of the Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Increase” shall have the meaning set forth in Section 2.2(a).

“Commitment Increase Date” shall have the meaning set forth in Section 2.2(a).

“Commitment Letter” shall mean the letter agreement dated May 18, 2005, addressed to the Borrower from WCM and Branch Banking & Trust Company, as amended, modified or otherwise supplemented.

“Commitment Percentage” shall mean, for each Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Commitment Termination Date” shall mean June 17, 2007.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, in substantially the form of Schedule 9.6(c).

“Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

(a) Any surplus resulting from any write-up of assets subsequent to December 31, 2004 provided that Consolidated Tangible Net Worth shall include any write-ups of Portfolio Investments subsequent to December 31, 2004 to the extent such write-ups are required under GAAP;

(b) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies and unamortized debt discount and expense;

(c) To the extent not included in clause (b) of this definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

(d) Loans or advances to stockholders, directors, officers or employees; and

(e) To the extent not included in clause (b) of this definition, deferred expenses.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit and Collection Policy” means those credit, collection, customer relation and service policies determined by the Borrower as of the date hereof relating to the Investment Loans, as described in Schedule 5.2(b), as the same may be amended or modified from time to time in accordance with Section 5.31.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, the Letters of Credit, the LOC Documents, and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by Borrower in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Currency” shall mean Dollars or any Foreign Currency.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others guaranteed by such Person, (x) all principal amounts outstanding and owed to Persons other than the Borrower or any Subsidiary in respect of Securitization Transaction obligations; (xi) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons, (xii) all indebtedness, obligations or liabilities of that Person in respect of derivatives, determined as of such date on a net mark-to-market basis in accordance with customary market practice, and (xiii) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulted Portfolio Loan” means any Portfolio Loan (that is not a Charged-Off Portfolio Loan) (a) that is 60 days or more past due with respect to any interest or principal payments or (b) that is or otherwise should be considered a Defaulted Portfolio Loan by the Borrower in accordance with the Credit and Collection Policy.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Determination Date” means the last day of any calendar month.

“Dollar Equivalent” shall mean, on any day, with respect to the amount of any Foreign Currency, the amount of Dollars that would be required to purchase such amount of Foreign Currency on such day, based on the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time for delivery two Business Days later.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Eligible Debt Investments” means Investment Loans that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Debt Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) Foreign Currency, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Equity Investments shall be limited to (x) Investments acquired with the proceeds of Alternative Currency Revolving Loans plus (y) $50,000,000, at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the Obligor in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) a party to a Defaulted Portfolio Loan.

“Eligible Equity Investments” means Investments in Equity Instruments that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Equity Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the issuer thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) Foreign Currency, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Debt Investments shall be limited to (x) Investments acquired with the proceeds of Alternative Currency Revolving Loans plus (y) $50,000,000, at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the issuer in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) in default beyond any period of grace with respect to such Investment or any term of any agreement or instrument evidencing such Investment.

“Eligible Investments” means Eligible Debt Investments and Eligible Equity Investments.

“Eligible Pledged Assets” means in respect of each Secured Debt Obligation, as of any date of determination, an amount equal to the difference between (a) the value of all Pledged Investments in respect of such Secured Debt Obligation and (b) the principal amount of such Secured Debt Obligation. For purposes of determining “Eligible Pledged Assets,” Pledged Investments shall be valued at their Fair Market Value as of any date of determination.

“English Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary of the Borrower required by any Environmental Requirement.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro” shall mean the lawful currency of the Participating Member States.

“Eurocurrency Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“FATF” shall have the meaning set forth in Section 4.27.

“Fair Market Value” means with respect to any Investment, including without limitation, Pledged Investments, the fair market value of such Investment as required by, and in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Borrower, all as determined by the board of directors of the Borrower and reviewed by its independent auditors.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower for accounting purposes ending on December 31 of each calendar year and when preceded or followed by the designation of a calendar year (e.g. 2005 Fiscal Year means the Fiscal Year of the Borrower ending on December 31 of such designated calendar year).

“Fitch” means Fitch, Inc. or any successor thereto.

“Foreign Currency” shall mean any Currency other than Dollars.

“Foreign Currency Equivalent” shall mean, on any day, with respect to any amount in Dollars, the amount of Foreign Currency that would be required to purchase such amount of Dollars on such day, based on the spot selling rate at which the Administrative Agent offers to sell Dollars for such Foreign Currency in the London foreign exchange market at approximately 11:00 a.m., London time for delivery two Business Days later.

“Fronting Fee” shall have the meaning set forth in Section 2.5(b).

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Grade” means grades 1 through 4, each as determined in accordance with the risk rating scale as denoted in the Credit and Collections Policy, as of any date of determination, and pertaining to any Investment Loan or any Eligible Investment.

“Grade 2 Investment” means any Eligible Investment with a Grade of 2.

“Grade 3 Investment” means any Eligible Investment with a Grade of 3.

“Grade 4 Investment” means any Eligible Investment with a Grade of 4.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Increasing Lender” shall have the meaning set forth in Section 2.2(a).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Commitment Termination Date, (b) as to any LMIR Loan the last day of each month and on the Commitment Termination Date, (c) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(c) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(d) any Interest Period in respect of any Loan that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date; and

(e) no more than ten LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guarantee or assumption of any obligation of such Person or otherwise.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Investments in Equity Instruments” means each Investment owned by the Borrower or any Consolidated Subsidiary in (a) common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter, (b) preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock’ on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter, (c) redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter and (d) warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter.

“Investment Loan” means any senior or subordinate loan arising from the extension of credit to an Obligor by the Borrower or a Subsidiary of the Borrower in the ordinary course of business of the Borrower or such Subsidiary of the Borrower (including, without limitation, monies due or owing and all other amounts received from time to time with respect to such loan receivable).

“Issuing Lender” shall mean (i) with respect to the issuance of standby Letters of Credit, Wachovia and Branch Banking and Trust Company, and (ii) with respect to the issuance of trade Letters of Credit, Wachovia.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan in any Currency for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Screen as the London interbank offered rate for deposits in such Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If, for any reason, no rate is available on the Screen, then “LIBOR” shall mean the rate per annum at which deposits in such Currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected, as determined by the Administrative Agent.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Market Index Rate”: means, for any day, the one-month LIBOR Rate for Dollar deposits as reported on the Telerate Service, Telerate page 3750 as of 11:00 A.M., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source for interbank quotation).

“LIBOR Rate” for any Loan in any Currency shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurocurrency Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LMIR Loan”: means a Swingline Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Market Index Rate.

“Loan” shall mean a Revolving Loan or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender that has a Commitment, the commitment of such Lender to purchase participation interests in the Letters of Credit and an amount equal to such Lender’s Commitment Percentage of LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Credit Document, (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Credit Document or (d) the ability of the Borrower to perform its obligations under this Agreement or any other Credit Document.

“Monthly Report” has the meaning set forth in Section 5.2(h).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“National Currency” shall mean the currency, other than the Euro, of a Participating Member State.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Note” or “Notes” shall mean the Revolving Notes, and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate.

“Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.10.

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders and Administrative Agent or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, the Letters of Credit, any fee letter (including, without limitation, the Commitment Letter) delivered in connection with the transactions contemplated by this Agreement or any Credit Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term Obligations includes, without limitation, all Advances Outstanding, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), breakage costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Credit Documents.

“Obligor” means with respect to any Investment, the Person or Persons obligated to make payments pursuant to such Investment, including any guarantor thereof.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participation Interest” shall mean a participation interest purchased by (a) a Lender in LOC Obligations as provided in Section 2.3(c) or (b) a participation interest purchased by a Lender in Swingline Loans as provided in Section 2.4.

“Participating Member State” shall mean a member of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Economic Community relating to the Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Country” means each of Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, Portugal, Spain, Sweden, The Netherlands, The United Kingdom or the United States of America.

“Permitted Liens” means with respect to the Borrower’s interest in the collateral related to any Investment, any of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced: (i) materialmen’s, warehousemen’s, mechanics’ and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) Liens for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (iii) Liens held by senior lenders with respect to Investments in subordinated debt, and (iv) Liens in favor of a collateral agent on behalf of all noteholders of the related Obligor.

“Permitted Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower and its Subsidiaries pursuant to which the Borrower and/or its Subsidiaries may sell, convey or otherwise transfer to a SPE Subsidiary and such SPE Subsidiary may grant a security interest in, any Investment Loan or any portion thereof or interest therein (whether now existing or arising in the future); provided that:

(a) no Default or Event of Default has occurred and after giving effect to such Permitted Securitization Transaction no Default or Event of Default shall occur;

(b) no portion of the indebtedness or any other obligations (contingent or otherwise) of a SPE Subsidiary or other Person (i) is guaranteed by the Borrower or its Subsidiaries (excluding Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or its Subsidiaries (other than the SPE Subsidiary) for payment other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or its Subsidiaries (other than the SPE Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; and

(c) the Borrower and its Subsidiaries (other than the SPE Subsidiary) do not have any obligation to maintain or preserve the financial condition of the SPE Subsidiary, or any other Person or cause such entity to achieve certain levels of operating results.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledged Investments” means all Investments owned by the Borrower or any Consolidated Subsidiary pledged or otherwise encumbered by the Borrower or such Consolidated Subsidiary as security for a Secured Debt Obligation; provided that if such Secured Debt Obligation shall contain any conditions precedent to such Investments being included in any borrowing base calculation for such Secured Debt Obligation, such Investments shall satisfy such conditions.

“Portfolio Aggregate Outstanding Loan Balance” means with respect to all Portfolio Loans, as of any Determination Date, the sum of the outstanding principal balance of such Portfolio Loans on such date minus the outstanding principal balances of any Charged-Off Portfolio Loans on such date.

“Portfolio Investments” means Investments made by the Borrower in the ordinary course of business and consistently with practices existing on December 31, 2004 in a Person that is accounted for under GAAP as a portfolio investment of the Borrower.

“Portfolio Loan” means any Investment Loan serviced by the Borrower or an Affiliate of the Borrower, but excluding any Investment Loan which the Borrower or an Affiliate of the Borrower services for an unaffiliated third party.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Principal Financial Center” shall mean, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary of the Borrower, wherever located.

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Register” shall have the meaning set forth in Section 9.6(d).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Property” means with respect to any Investment, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Investment.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean Lenders holding in the aggregate more than 50% of the sum of all Revolving Loans and LOC Obligations then outstanding at such time plus the aggregate unused Commitments at such time (treating for purposes hereof in the case of LOC Obligations, in the case of the Issuing Lender and the Swingline Loans, in the case of the Swingline Lender, only the portion of the LOC Obligations of the Issuing Lender and Swingline Loans of the Swingline Lender which are not subject to the Participation Interests of the other Lenders and, in the case of the Lenders other than the Issuing Lender and the Swingline Lender, the Participation Interests of such Lenders in LOC Obligations and Swingline Loans hereunder as direct Obligations); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to the Borrower, the President, the Vice-President, the Chief Executive Officer or the Chief Financial Officer.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“Rolling Twelve-Month Portfolio Charged-Off Ratio” means as of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the outstanding principal balance of all Portfolio Loans that became Charged-Off Portfolio Loans during the calendar month related to such Determination Date and each of the 11 preceding

Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is equal to the sum of the Portfolio Aggregate Outstanding Loan Balance as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“Rolling Twelve-Month Portfolio Default Ratio” means as of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the outstanding principal balance of all Portfolio Loans that became Defaulted Portfolio Loans during the calendar month related to such Determination Date and each of 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is equal to the sum of the Portfolio Aggregate Outstanding Loan Balance as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Screen” shall mean, for any Currency, the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Telerate Service; provided that, if the Administrative Agent determines that there is no such relevant display page for LIBOR for such Currency, “Screen” means the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service.

“Secured Debt Obligations” means that certain (a) Second Amended and Restated Loan Funding and Servicing Agreement, dated as of August 10, 2004, among ACS Funding Trust I, as the borrower, the Borrower, as the servicer, each of the conduit lenders and institutional lenders from time to time party thereto, each of the lender agents from time to time party thereto, Wachovia Capital Markets, LLC, as the deal agent, and Wells Fargo Bank, National Association, as the back-up servicer and as the collateral custodian, (b) Loan Funding and Servicing Agreement, dated as of June 30, 2004, among ACS Funding Trust II, as the borrower, the Borrower, as the servicer, Fairway Finance Company, LLC, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as the back-up servicer and as the collateral custodian, (c) the Rule 144A/Regulation S private placement of notes issued by ACAS Business Loan Trust 2002-1 on March 15, 2002, (d) the Rule 144A/Regulation S private placement of notes issued by ACAS Business Loan Trust 2002-2 on August 8, 2002, (e) the Rule 144A/Regulation S private placement of notes issued by ACAS Business Loan Trust 2003-1 on May 21, 2003, (f) the Rule 144A/Regulation S private placement of notes issued by ACAS Business Loan Trust 2003-2 on December 19, 2003, (g) the Rule 144A/Regulation S private placement of notes issued by ACAS Business Loan Trust 2004-1 on December 2, 2004, and (h) any other financing transaction undertaken by the Borrower or an Affiliate that is secured, directly or indirectly, by assets of the Borrower or an Affiliate, including any lease, asset securitization, repurchase transaction, secured loan or other transfer, in each case, as the same may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

“Securitization Transaction” means any financing transaction undertaken by the Borrower or an Affiliate of the Borrower that is secured, directly or indirectly, by an Investment Loan or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer of one or more Investment Loans or any portion thereof.

“SPE Subsidiary” means a special purpose entity that is a Wholly Owned Subsidiary of the Borrower, created for the sole purpose of, and whose only business shall be, acquisition of Investment Loans pursuant to a Permitted Securitization Transaction and those activities incidental to the Permitted Securitization Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or its Subsidiaries (other than the SPE Subsidiary) that are reasonably customary in securitization transactions and substantially similar to the representations, warranties, covenants and indemnities entered into by the Borrower and its Subsidiaries in connection with the Secured Debt Obligations, as reasonably determined in good faith by the Administrative Agent.

“Stockholders Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subordinated Debt” means Debt of the Borrower that is fully subordinated, without qualification or contingency and otherwise in right of payment, in right to participate in liquidating distributions and in all other respects to the obligations and indebtedness now or hereafter owed by the Borrower to the Administrative Agent and the Lenders, or either of them, all pursuant to instruments satisfactory in form and substance to the Administrative Agent and the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, that the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Advances in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Wachovia and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Total Available Assets” means as of any date of determination, the sum of (a) Cash of the Borrower and its Consolidated Subsidiaries, (b) Available Non-Pledged Assets, and (c) Available Pledged Assets.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“United States” means the United States of America.

“Unsecured Debt” means, at any time, the aggregate unpaid principal amount of all Debt of the Borrower and its Consolidated Subsidiaries other than Debt of the Borrower or a Consolidated Subsidiary secured by any Lien.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association.

“WCM” shall mean Wachovia Capital Markets, LLC.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(d) The words “include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(e) The words “writing”, “written” and comparable terms shall refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

(f) References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

Section 1.3. Currencies Generally.

(a) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. For purposes of determining (i) whether the amount of any Revolving Loan, together with all other Revolving Loans, Swingline Loans and LOC Obligations outstanding or to be borrowed or issued at the same time as such Revolving Loan, would exceed the Commitments and (ii) whether any Lender’s Commitment Percentage of any Revolving Loan, together with its Commitment Percentage of all other Revolving Loans, Swingline Loans and LOC Obligations then outstanding or to be borrowed or issued at the same time as such Revolving Loan, would exceed the amount of such Lender’s Commitment, the outstanding principal amount of any Revolving Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of such amount of Foreign Currency determined as of the date of such Revolving Loan. Wherever in this Agreement in connection with a Revolving Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency). In addition, for purposes of (x) complying with any requirement of this Agreement stated in Dollars and (y) calculating any ratio or other test set forth in this Agreement, the amount of any Revolving Loan and LOC Obligation that is denominated in a Foreign Currency shall be deemed to be the Dollar Equivalent of such amount of Foreign Currency determined as of the date of such calculation.

(b) Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Revolving Loan denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Borrower and each Lender with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

Section 1.4. Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.33 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.33 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.5. Computation of Time Periods.

All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II.

THE LOANS; AMOUNT AND TERMS

Section 2.1. Revolving Loans.

(a) Revolving Commitment. Prior to the Commitment Termination Date, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars or in any Alternative Currency (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s Commitment Percentage of outstanding Swingline Loans plus such Lender’s Commitment Percentage of LOC Obligations shall not exceed such Lender’s Commitment Percentage of the aggregate Committed Amount, and (ii) with regard to the Lenders collectively, the Advances Outstanding shall not exceed the aggregate Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be TWO HUNDRED THIRTY MILLION DOLLARS ($230,000,000.00) (as such aggregate maximum amount may be (w) increased from time to time as provided in Section 2.2 and (x) reduced from time to time as provided in Section 2.6, the “Committed Amount”); provided, however, that the aggregate amount of all outstanding Revolving Loans in Alternative Currencies shall not exceed the greater of (y) ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000.00) and (z) 50% of the Committed Amount (“Alternative Currency Sub-Limit”). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. on the same Business Day of the requested borrowing in the case of Alternate Base Rate Loans, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans, and on the fourth Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Alternative Currency. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business

Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Currency and Interest Period(s) therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (III) the Currency of Revolving Loan requested, then such notice shall be deemed to be a request for a Revolving Loan in Dollars hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in the Currency of such Revolving Loan and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full in the Currency of such Revolving Loan on the Commitment Termination Date.

(d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the Alternate Base Rate; and

(ii) LIBOR Rate Loans. During such periods as any Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes. The Borrower’s obligation to pay each Lender’s Revolving Loans shall be evidenced by a Revolving Note made payable to such Lender in substantially the form of Schedule 2.1(e), if requested by such Lender.

Section 2.2. Increase of the Commitments.

(a) Requests for Increase by Borrower. The Borrower may, at any time, propose that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that:

(i) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000 in excess thereof;

(ii) immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed $300,000,000;

(iii) each Increasing Lender and Assuming Lender shall be consented to by the Administrative Agent;

(iv) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(v) the representations and warranties contained in this Agreement shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(vi) the conditions set forth in Section 3.2 shall be satisfied; and

(vii) the Borrower shall execute such Notes as are necessary to reflect the increase in the Commitments.

(b) Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(i) the Administrative Agent shall have received on or prior to 11:00 a.m., Charlotte, North Carolina time, on such Commitment Increase Date, a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (a) has been satisfied; and

(ii) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., Charlotte, North Carolina time, on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender and the Borrower and acknowledged by the Administrative Agent.

(c) Recordation into Register. Upon its receipt of an agreement referred to in clause (b)(ii) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(d) Adjustments of Borrowings upon Effectiveness of Increase. In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (b)(i) and (b)(ii) above shall have occurred by 9:00 a.m., Charlotte, North Carolina time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or e-mail. On the date of such Commitment Increase, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full, (B) simultaneously borrow new Revolving Loans (which Revolving Loans shall be Alternate Base Rate Loans) hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.17 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding LOC Obligations so that such interests are held ratably in accordance with their Commitments as so increased.

Section 2.3. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, prior to the Commitment Termination Date the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed the lesser of (x) 25% of the

Committed Amount and (y) FIFTY MILLION DOLLARS ($50,000,000) (the “LOC Committed Amount”), (ii) the Advances Outstanding shall not at any time exceed the aggregate Committed Amount then in effect, (iii) all Letters of Credit shall be issued in Dollars or in an Alternative Currency and (iv) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than 12 months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than 12 months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is 15 Business Days prior to the Commitment Termination Date. Furthermore, unless otherwise agreed to by the Issuing Lender, no trade Letter of Credit shall have an expiry date more than 180 days from the date of issuance. Notwithstanding the foregoing, with the consent of the Administrative Agent and the Issuing Lender, Letters of Credit may have an expiry date extending beyond the date that is 15 Business Days prior to the Commitment Termination Date provided that the Borrower deposits cash collateral with the Issuing Lender in an amount equal to 103% of the stated and undrawn amount of the Letter of Credit. Each Letter of Credit shall comply with the related LOC Documents. The issuance date and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000.

(b) Notice and Reports. Unless otherwise agreed to by the Issuing Lender and Borrower, the request for the issuance of a standby Letter of Credit shall be submitted to the Issuing Lender at least three Business Days prior to the requested date of issuance, and the request for the issuance of a trade Letter of Credit shall be submitted to the Issuing Lender at least one Business Day prior to the requested date of issuance. The Issuing Lender will on the date of issuance of each Letter of Credit and promptly upon request provide to the Administrative Agent a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender, upon issuance of any Letter of Credit (or upon such Person becoming a Lender hereunder), shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in the Currency of such unreimbursed drawing and in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in the Currency of such drawing and in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the Currency and the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the Currency and amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in such Currency and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Loans hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing shall be immediately made comprised entirely of Revolving Loans in the Currency of such drawing and bearing interest at the Alternate Base Rate, in the case of a drawing in Dollars, or at the LIBOR Rate plus the Applicable Percentage, in the case of a drawing in an Alternative Currency (each such borrowing, a “Mandatory LOC Borrowing”) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date (or, in the case of Mandatory LOC Borrowings in Alternative Currency on the next Business Day) notwithstanding that (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 3.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder; provided that such supplement, modification, amendment, renewal or extension shall not cause the Borrower to pay an additional Fronting Fee on such Letter of Credit except for any Fronting Fees due with respect to any increase in the stated amount of such Letter of Credit.

(g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit. In no event shall a Letter of Credit be issued for the account of an SPE Subsidiary in connection with a Securitization Transaction. Nothing in this Section 2.3(h) shall be construed to require the Issuing Lender to issue Letters of Credit for the account of a Subsidiary of the Borrower.

Section 2.4. Swingline Loan Subfacility.

(a) Swingline Commitment. Prior to the Commitment Termination Date, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, that (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed ten percent (10%) of the Committed Amount (the “Swingline Committed Amount”), and (ii) the sum of the Advances Outstanding shall not exceed the Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Swingline Loans shall be made only in Dollars.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon delivery of a Notice of Swingline Borrowing by the Borrower to the Administrative Agent not later than 2:00 P.M. on such Business Day. A form of Notice of Swingline Borrowing (a “Notice of Swingline Borrowing”) is attached as Schedule 2.4(b)(i). Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Commitment Termination Date, (B) the occurrence of any Event of Default described in Section 7.1(f), (C) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 7.1(f) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline

Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 3.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Committed Amount or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9(b), Swingline Loans shall bear interest at a per annum rate equal to the LIBOR Market Index Rate plus the Applicable Percentage. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d).

Section 2.5. Fees.

(a) Commitment Fee. In consideration of the Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Committed Amount during the calendar quarter for which such fee is payable. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage, but Swingline Loans shall not be considered usage, of the Committed Amount. The Commitment Fee shall be payable quarterly in arrears not later than five Business Days following the last day of each calendar quarter for the prior calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears not later than five Business Days following the last day of each calendar quarter for the prior calendar quarter. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender, for its own account, a fronting fee (the “Fronting Fee”) equal to the greater of (i) one-eighth of one percent (0.125%) of the face amount of each Letter of Credit when issued or (ii) $250. The Fronting Fee shall be payable quarterly in arrears not later than five Business Days following the last day of each calendar quarter for the prior calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee of $35,000, due and payable on the Closing Date and thereafter on each anniversary of the Closing Date until the Commitments have been terminated and the Obligations have been paid in full.

Section 2.6. Commitment Reductions.

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Committed Amount at any time or from time to time upon not less than three Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the Advances Outstanding would exceed the aggregate Committed Amount then in effect.

(b) Commitment Termination Date. The Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Commitment Termination Date.

Section 2.7. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Revolving Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.7(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, that each Lender shall receive its pro rata share of any such prepayment based on its Commitment Percentage. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Committed Amount. If at any time after the Closing Date, the Advances Outstanding shall exceed the aggregate Committed Amount then in effect, the Borrower immediately shall prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess. If at any time after the Closing Date, the aggregate principal amount of outstanding Revolving Loans denominated in an Alternative Currency plus LOC Obligations denominated in an Alternative Currency shall exceed 105% of the aggregate Alternative Currency Sub-Limit then in effect, the Borrower immediately shall prepay such Alternative Currency Revolving Loans and (after all such Revolving Loans have been repaid) cash collateralize LOC Obligations denominated in an Alternative Currency, in an amount sufficient to eliminate such excess. For purposes of completing the calculations set forth in this Section 2.7(b)(i), Revolving Loans and LOC Obligations denominated in Alternative Currencies shall be redenominated in Dollars in an amount equal to the Dollar Equivalent thereof.

(ii) Currency of Mandatory Prepayments and Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.7(b) shall be paid in and applied as follows: (1) first to the payment in Dollars of outstanding Swingline Loans, (2) second, pro rata as to Currencies, to the payment in Dollars and Alternative Currencies of outstanding Revolving Loans and (3) third, pro rata as to Currencies, in Dollars and Alternative Currencies to a cash collateral account in respect of LOC Obligations denominated in Dollars and Alternative Currencies. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

Section 2.8. Minimum Principal Amounts.

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any borrowing shall be $1,000,000 or a whole multiple of $100,000 in excess thereof.

Section 2.9. Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment). The Required Lenders shall have the right to revoke the imposition of any default interest imposed under this Section 2.9(b).

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

Section 2.10. Conversion Options.

(a) The Borrower may, in the case of Revolving Loans elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. In addition, the Borrower may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 a.m. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion is attached as Schedule 2.10. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.11. Computation of Interest and Fees.

(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate or Alternative Currency borrowing denominated in English Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Loan), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of this Credit Agreement or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other amount required to be paid hereunder does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12. Pro Rata Treatment and Payments.

(a) Allocation of Payments Before Event of Default. Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and the Issuing Lender Fees). Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a); provided, that prepayments made pursuant to Section 2.15 shall be applied in accordance with such Section. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in immediately available funds not later than 1:00 P.M. on the date when due. All amounts owing under this Agreement are payable in Dollars, except for the principal of, and interest on, any Revolving Loan denominated in an Alternative Currency, breakage costs relating, and participations in, and reimbursements of drawings under Letters of Credit denominated in an Alternative Currency, which are payable in such Alternative Currency. If the Borrower shall fail to pay any principal of any Revolving Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Revolving Loan shall, if such Revolving Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination; and if the Borrower shall fail to pay any interest on any Revolving Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the Commitments shall have been terminated and the Loans and all other amounts under this Credit Agreement shall have become due and payable in accordance with the terms of Section 7.2 hereof, all amounts collected or received by the Administrative Agent or any Lender on account of the Loans or any other amounts outstanding hereunder shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders hereunder;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights hereunder;

FOURTH, to the payment of all accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Loans and the payment or cash collateralization of the outstanding LOC Obligations;

SIXTH, to all other amount and obligations due and payable hereunder or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of the then outstanding Loans and LOC Obligations held by such Lender) of amounts available to be applied pursuant to clauses ”THIRD,” “FOURTH,” “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b).

Section 2.13. Non-Receipt of Funds by the Administrative Agent.

(a) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

(d) On the date of any borrowing of a Revolving Loan in an Alternative Currency, the Administrative Agent shall make available to the Borrower the proceeds of such borrowing only upon actual receipt by the Administrative Agent from each Lender of such Lender’s pro rata portion of such borrowing in such Alternative Currency. On the date that any payment of the principal of or interest on any Revolving Loan denominated in an Alternative Currency is due, the Administrative Agent shall make available to each Lender such Lender’s pro rata portion of such payment only upon actual receipt by the Administrative Agent from the Borrower of such payment.

Section 2.14. Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for any Currency for any Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested in such Currency during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans in such Currency shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans in such Currency shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans in such Currency for the Interest Periods so affected.

Section 2.15. Illegality.

Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans in any Currency as contemplated by this Credit Agreement or to obtain in the interbank eurocurrency market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans in such Currency or continue LIBOR Rate Loans in such Currency shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans in such Currency, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section 2.15 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans in such Currency hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.15; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.16. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any participation therein or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or the participations therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.16; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section 2.16 submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17. Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. In furtherance and not in limitation of the foregoing, the Borrower agrees to indemnify and hold each Lender harmless from any loss, cost or expense including, without limitation, any loss, cost or expense incurred as a result of fluctuations in Alternative Currency, which such Lender may sustain or incur as a consequence of (i) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period therefore (including as a result of an Event of Default), (ii) the conversion of any LIBOR Rate Loan other than on the last day of an Interest Period therefore, (iii) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered hereto or (iv) the payment of any LOC Obligation denominated in Alternative Currency on a date other than the due date thereof. A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within 30 days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.18. Taxes.

(a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as set forth in clause (i) above, or (x) a certificate in substantially the form of Schedule 2.18 (any such certificate, a “2.18 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.18; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrower or any other party.

(e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.19. Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and the Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lenders in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1. Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans, and the Swingline Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender that requests a Note, a Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Certificate of Incorporation, Etc. Copies of the certificate of incorporation or other charter or formation documents of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or formation, as the case may be.

(ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of the Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer or the managing member of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws and/or operating agreement of the Borrower certified by an officer or managing member of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate governmental authorities of the state of incorporation or formation, as the case may be, and each other state in which the Borrower is qualified to do business and (ii) to the extent readily available, a certificate indicating payment of all corporate, LLC and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date, in form and substance satisfactory to Administrative Agent.

(c) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent: (i) searches of UCC filings in the jurisdiction of the chief executive office and state of incorporation of the Borrower and each jurisdiction where Borrower’s personal property is located, (ii) copies of the financing statements on file in such jurisdictions and (iii) evidence that no Liens exist other than Permitted Liens.

(d) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of counsel for the Borrower dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance satisfactory to Administrative Agent.

(e) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Commitment Letter and Section 2.5.

(f) Litigation. There shall not exist any pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to the Borrower or any of its Subsidiaries, this Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to result in a Material Adverse Effect.

(g) Government Consent. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(h) Compliance with Laws. The Loans and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(i) Bankruptcy. There shall be no Insolvency Proceedings with respect to the Borrower or any of its Subsidiaries.

(j) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.1 hereof, each in form and substance satisfactory to it.

(k) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(l) Financial Condition Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent and certified as accurate by a Responsible Officer, demonstrating compliance by the Borrower and its Subsidiaries as of the Closing Date with the financial covenants contained in Section 5.33 hereof.

(m) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect Borrower or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement (including the initial Loans hereunder), the other Credit Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(n) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.18) including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

(o) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 3.2. Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Covenants. Immediately after giving effect to the making of any such Extension of Credit the Borrower is in compliance with each of the covenants set forth herein.

(d) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Committed Amount then in effect, (ii) the LOC Obligations shall not exceed the LOC Committed Amount, (iii) the Swingline Loans shall not exceed the Swingline Committed Amount, and (iv) the aggregate principal amount of outstanding Revolving Loans denominated in an Alternative Currency plus LOC Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Sub-Limit. For purposes of completing the calculations set forth in this Section 3.2(d) Revolving Loans and LOC Obligations denominated in Alternative Currencies shall be redenominated in Dollars in an amount equal to the Dollar Equivalent thereof.

(e) Additional Conditions to Revolving Loans. If such Loan is made pursuant to Section 2.1, all conditions set forth in such Section shall have been satisfied.

(f) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to Section 2.3, all conditions set forth in such Section shall have been satisfied.

(g) Material Adverse Change. There shall have been no Material Adverse Change in the Borrower and its Subsidiaries.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section 3.2 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.1. Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.2. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Credit Documents (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any Applicable Law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree, contractual obligation or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) except for Liens created by this Agreement and the other Credit Documents, if any, do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Credit Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Insolvency Laws.

Section 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by a nationally recognized independent accounting firm acceptable to the Administrative Agent and the Required Lenders, copies of which have been delivered to each of the Lenders, and the unaudited, consolidated financial statements of the Borrower for the interim period ended March 31, 2005, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2004 there has been no event, act, condition or occurrence which has had or could reasonably be expected to have having a Material Adverse Effect.

Section 4.5. Litigation. There is no investigation, action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Credit Documents.

Section 4.6. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) The assets of Borrower or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

Section 4.7. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid (other than taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2003.

Section 4.8. Subsidiaries. Each of the Borrower’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.8, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

Section 4.9. Investment Company Act.

(i) The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(ii) The Borrower covenants and agrees that the Borrower will conduct its business and other activities in compliance with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued thereunder.

(iii) The business and other activities of the Borrower, including but not limited to, the making of the Revolving Loans and Swingline Loans by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Credit Documents to which the Borrower is a party do not result in any violations, with respect to the Borrower, of the provisions of the Investment Company Act or any rules, regulations or orders issued thereunder.

Section 4.10. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Section 4.11. Ownership of Property; Liens. The Borrower and each of its Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.12.

Section 4.12. No Default. Neither the Borrower nor any of its respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No event has occurred and is continuing and no condition exists, or would result from the Extension of Credit or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Default or Event of Default.

Section 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender (including without limitation Monthly Reports) will be, true, accurate and complete and based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which could have or cause a Material Adverse Effect.

Section 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary of the Borrower is subject to any Environmental Liability and neither the Borrower nor any Subsidiary of the Borrower has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

Section 4.15. Compliance with Laws. Each Borrower and each Subsidiary of the Borrower is in compliance with all applicable laws, including, without limitation, all Environmental Laws.

Section 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue

Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower’s respective Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Borrower (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16.

Section 4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Borrower does not own any Margin Stock, and no portion of the proceeds of any Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Borrower will not take or permit to be taken any action that might cause any Credit Document to violate any regulation of the Board of Governors of the Federal Reserve System.

Section 4.18. Insolvency. After giving effect to the execution and delivery of the Credit Documents and the Extension of Credit under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.19. Available Non-Pledged Assets. The Borrower hereby represents and warrants to the Administrative Agent and each Lender, as of the Closing Date and as of each Borrowing Date, that:

(a) (i) The information contained in the Monthly Report delivered pursuant to Section 5.2(h) is an accurate and complete listing in all material respects of all Available Non-Pledged Assets, and the information contained therein with respect to the identity of such Available Non-Pledged Assets and the amounts owing thereunder is true and correct in all material respects, (ii) each such Available Non-Pledged Debt Asset of the Borrower is an Eligible Debt Investment owned directly by the Borrower, (iii) the Borrower owns and has marketable title to the Available Non-Pledged Assets and each such Available Non-Pledged Asset and the Related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws;

(b) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Available Non-Pledged Assets other than any financing statement that has been terminated; and

(c) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower. On each Borrowing Date, the Borrower shall be deemed to represent and warrant that the representations and warranties set forth in this Section 4.19 are true and correct with respect to each Available Non-Pledged Asset (including without limitation each Available Non-Pledged Asset transferred on such day) as if made on such day.

(d) Each Available Non-Pledged Asset was originated without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened. The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters.

Section 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Borrower and each Subsidiary of the Borrower owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the Borrower and its Subsidiaries, does not infringe on the rights of any Person.

Section 4.22. Tax Shelter Regulations. Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Revolving Loans and/or its interest in Swingline Loans as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 4.23. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Credit Document to which the Borrower is a party, have been obtained.

Section 4.24. Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Administrative Agent and the Lenders were utilized by the Borrower in identifying and/or selecting the Investments that are part of the Available Non-Pledged Assets.

Section 4.25. Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

Section 4.26. Credit and Collection Policy. The copy of the Credit and Collection Policy, attached hereto as Schedule 4.26, is true, complete and accurate as of the Closing Date.

There have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement. Since September 17, 2001, no Material Adverse Change has occurred in the overall rate of collection of the Portfolio Loans, and Borrower has at all times complied with the Credit and Collection Policy with respect to each Portfolio Loan.

Section 4.27. USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

ARTICLE V.

COVENANTS

Borrower hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, Borrower shall, and shall cause each of its Subsidiaries, to:

Section 5.1. Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, cash flows and retained earnings of the Borrower and its Consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding Fiscal Year, reported on without a “going concern” or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; and

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company-prepared consolidated and consolidating statements of income, cash flows and retained earnings for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year (subject to normal recurring year-end audit adjustments) certified as to fairness of presentation, GAAP and consistency by the Chief Financial Officer of the Borrower;

all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments) applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.4.

Section 5.2. Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.2(a) (“Compliance Certificate”) stating that (i) such financial statements present fairly the financial position of the Borrower and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (ii) Borrower during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and including calculations in reasonable detail required to indicate compliance with Sections 5.7, 5.9, 5.10, 5.12, 5.15, 5.26, 5.29 and 5.33 as of the last day of such period;

(b) within ten Business Days after the end of each calendar month a monthly report (the “Monthly Report”) signed by a Responsible Officer of the Borrower and substantially in the form of Schedule 5.2(b); and

(c) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3. Payment of Taxes and Other Obligations.

The Borrower will, and will cause each Subsidiary of the Borrower to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (subject, where applicable, to specified grace periods) all its taxes (Federal, state, local and any other taxes) assessments, governmental changes, claims for labor, supplies, rent and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

Section 5.4. Notices.

Immediately upon the occurrence of an event or condition consisting of a Default or Event of Default, give written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of the occurrence thereof, and promptly (but in no event later than five Business Days after Borrower obtains actual knowledge thereof) give written notice of the following to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a) the occurrence of any default or event of default under any Contractual Obligation of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

(b) any order, judgment or decree exceeding $5,000,000 having been entered against the Borrower or any Subsidiary;

(c) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(d) any notice of any violation received by Borrower from any Governmental Authority; and

(e) any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.4 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.5. Foreign Portfolio Investments; Liens.

Portfolio Investments purchased or acquired by the Borrower with proceeds of Revolving Loans in Alternative Currency (each such Loan an “Alternative Currency Portfolio Investment Loan”) shall not be encumbered by any Liens, while such Alternative Currency Portfolio Investment Loan is outstanding.

Section 5.6. Inspection of Property, Books and Records.

The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower to permit, with reasonable prior notice which notice shall not be required in the case of a Default or an Event of Default shall have occurred, the Administrative Agent or its designee, at the expense of the Borrower, to perform periodic field audits and investigations of the Borrower and the Available Non-Pledged Assets, from time to time, provided that the field examinations at the Borrower’s headquarters in Bethesda, Maryland shall be no more frequent than once each Fiscal Year; and (iii) permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and any Lender at the expense of the Administrative Agent or such Lender, as applicable, prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (including computer tapes and disks) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 5.7. Acquisitions.

Neither the Borrower nor any Subsidiary of the Borrower shall enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or related to one or more line or lines of business conducted by the Borrower, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and no less than ten Business Days prior to the date such Acquisition is effective the Borrower provides to the Administrative Agent and Lenders pro forma financial statements confirming the Borrower will be in compliance with Sections 5.7, 5.9, 5.10, 5.12, 5.15, 5.26, 5.29 and 5.33, and (iii) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary of the Borrower); provided, however, nothing contained in this Section 5.7 shall be construed to permit the Borrower or any Subsidiary of the Borrower to issue, assume, create, incur or suffer to exist any Debt except as permitted under Section 5.29.

Section 5.8. Restricted Payments.

If a Default or Event of Default specified in Section 7.1(a) or Section 7.1(f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 7.2, the Borrower shall not make (a) any dividend or other distribution on account of any of its Capital Stock provided that the Borrower may make dividends on account of its Capital Stock to the extent such dividends are required under the Code to be made in order to maintain the Borrower’s status as a RIC under the Code; (b) any acquisition for value of any Capital Stock of Borrower; or (c) any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Capital Stock of Borrower.

Section 5.9. Capital Expenditures.

Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $10,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section 5.9, no Default shall have occurred and be continuing (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

Section 5.10. Loans or Advances.

Neither the Borrower nor any Subsidiary of the Borrower shall make loans or advances to any Person except: (i) loans or advances to employees of the Borrower or an Affiliate of the Borrower that do not exceed $50,000,000 in the aggregate outstanding made in the ordinary course of business, consistently with practices existing on December 31, 2004 and in accordance with Applicable Law for the purpose of funding the employees purchase, or exercise of options to purchase, capital stock of the Borrower or an Affiliate of the Borrower provided that each such loan is secured by a perfected first priority lien upon stock of the Borrower or an Affiliate of the Borrower with a fair market value (together with cash collateral, if any, pledged by such employee), no less than the outstanding principal amount of the loan; (ii) deposits required by government agencies or public utilities; and (iii) Investment Loans made in the ordinary course of business to Obligors.

Section 5.11. Maintenance of Unsecured Debt Rating.

Borrower shall at all times maintain an unsecured debt rating by one of (i) Fitch, (ii) S&P, or (iii) Moody’s, and each unsecured debt rating maintained by the Borrower shall at all time be equal to or greater than (x) in the case of Fitch “BB-”, (y) in the case of S&P “BB-”, and (z) in the case of Moody’s “Ba3”.

Section 5.12. Liens.

Neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except: (a) Liens granted by a SPE Subsidiary in Securitization Transaction assets; (b) Liens granted by the Borrower to secure Debt permitted under Section 5.29(c); and (c) Liens granted by the Borrower to secure Debt permitted under Section 5.29(d).

Section 5.13. Maintenance of Existence.

The Borrower will and will cause each Subsidiary of a Borrower, except as otherwise permitted by Section 5.14, to continue to engage in business or the same general type as now conducted by it on the Closing Date and, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall maintain all “corporate separateness” requirements applicable to Subsidiaries with respect to Securitization Transactions.

Section 5.14. Dissolution.

Neither the Borrower nor any Subsidiary of the Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary of the Borrower, except: (1) through corporate reorganization to the extent permitted by Section 5.15; (2) Restricted Payments that are not precluded by Section 5.8; and (3) the dissolution or liquidation of Subsidiaries provided that: (a) such Subsidiary transfers all of its assets to the Borrower or a Wholly Owned Subsidiary prior to such liquidation or dissolution; and (b) immediately after giving effect thereto no Default or Event of Default would exist.

Section 5.15. Consolidations, Mergers and Sales of Assets.

Neither the Borrower will, nor will it permit any Subsidiary of the Borrower to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the Borrower may sell Portfolio Investments in the ordinary course of business, for fair value, consistent with practices existing on December 31, 2004 and prior to the occurrence of an Event of Default; provided further that all Securitization Transactions shall satisfy the requirements set forth in the definition of Permitted Securitization Transactions.

Section 5.16. Use of Proceeds.

No Letter of Credit nor any portion of the proceeds of any Revolving Loan or any Swingline Loan will be used by the Borrower or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation. The proceeds of the Revolving Loans and Swingline Loans shall be used to fund certain Portfolio Investments made in the ordinary course of the Borrower’s business and for general corporate purposes. The proceeds of the Revolving Loans in Alternative Currency shall be used by the Borrower solely to fund Portfolio Investments in the same Alternative Currency. Each Letter of Credit will be used by the Borrower and its Subsidiaries for Portfolio Investments and for general corporate purposes in the ordinary course of the Borrower’s business.

Section 5.17. (a) Compliance with Laws.

The Borrower will, and will cause each Subsidiary of the Borrower and each member of the Controlled Group to, comply with all Applicable Laws (including but not limited to those with respect to the Investment Loans and any Related Property), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued.

(b) Status of RIC and BDC. Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

(c) ERISA Exemptions. Borrower shall not permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

Section 5.18. Insurance.

The Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain (either in the name of the Borrower or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar business.

Section 5.19. Change in Fiscal Year.

The Borrower will not change its Fiscal Year without the consent of the Required Lenders.

Section 5.20. Maintenance of Property.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

Section 5.21. Environmental Notices.

The Borrower shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

Section 5.22. Environmental Matters.

Neither the Borrower or any Subsidiary of the Borrower will, nor will the Borrower permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

Section 5.23. Environmental Release.

The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

Section 5.24. [Reserved].

Section 5.25. Transactions with Affiliates.

Neither the Borrower nor any Subsidiary of the Borrower shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary of the Borrower), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that this Section 5.25 shall not apply to: (1) the origination, administration or modification of a Portfolio Investment; or (2) the exercise of any right or remedy in connection with a Portfolio Investment.

Section 5.26. Subsidiaries.

The Borrower shall not create, form, acquire or permit to exist any Subsidiary provided that the Borrower may create, form, acquire or permit to exist: (1) SPE Subsidiaries in connection with Securitization Transactions; (2) Portfolio Investments; and (3) Subsidiaries (other than SPE Subsidiaries in connection with Securitization Transactions and Portfolio Investments) so long as: (i) no Subsidiary (excluding SPE Subsidiaries in connection with Securitization Transactions and Portfolio Investments) at any date accounts for (or in the case of a recently formed or acquired Subsidiary would so account for on a pro forma historical basis) no more than: (A) 5% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year, or (B) 5% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years; and (ii) all Subsidiaries (excluding SPE Subsidiaries in connection with Securitization Transactions and Portfolio Investments) account for (or in the case of a recently formed or acquired Subsidiary would so account for on a pro forma historical basis), no more than (A) 10% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 10% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years.

Section 5.27. No Restrictive Agreement.

The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower (other than SPE Subsidiaries) to make any dividend payments or other distributions in respect of its Capital Stock, to repay Debt owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than restrictions which exist under any agreement or instrument creating a Lien permitted under Section 5.12(b) (but only to the extent such restriction or encumbrance applies to the assets subject to such Lien permitted under Section 5.12(b)); provided, however, in no event shall: (1) the Borrower enter into or permit to exist any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains or has the effect of prohibiting or restraining the Borrower from granting the Administrative Agent and Lenders a Lien upon Cash of the Borrower and Available Non-Pledged Debt Assets of the Borrower with an aggregate Fair Market Value at all times no less than the product of: (i)1.1 (as such number may be adjusted in accordance with Section 5.33(e) multiplied by (ii) the Advances Outstanding, and (2) the Borrower provide covenants setting forth a Total Available Asset Coverage Ratio and/or Available Non-Pledged Debt Assets Coverage Ratio (or any comparable or similar ratio) more restrictive than Section 5.33 (d) and Section 5.33(e).

Section 5.28. [Reserved].

Section 5.29. Additional Debt.

The Borrower shall not directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for: (a) the Debt owed to the Lenders and Swingline Lender under this Agreement and the Credit Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.29; (c) Debt in respect of which recourse for payment is contractually limited to specific assets of the Borrower or its Subsidiaries encumbered by a lien securing such Debt; (d) Debt secured by a Lien upon assets of the Borrower if: (1) the aggregate outstanding principal amount of which shall not, at any time, exceed $25,000,000; and (2) the Debt is not permitted under clause (c) of this Section 5.29; (e) Subordinated Debt; and (f) unsecured Debt of the Borrower not permitted under clause (e) of this Section 5.29 with respect to which no scheduled principal payment shall be prior to the date six months after the Commitment Termination Date; provided that after giving effect to the issuance, assumption, creation, incurrence or existence of the Debt permitted by clauses (a), (b), (c), (d), (e), and (f) of this Section 5.29, no Default shall have occurred and be continuing.

Section 5.30. [Reserved].

Section 5.31. Credit and Collection Policy.

The Borrower will and will cause each Subsidiary of the Borrower to (a) comply in all material respects with the Credit and Collection Policy in regard to each Loan, each Available Non-Pledged Asset and the Related Property applicable to each such Loan and Available Non-Pledged Asset, and (b) furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy.

Section 5.32. Other.

The Borrower will furnish to the Administrative Agent such other information, documents, records or reports respecting the Investment Loans or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent, at the request of any Lender, may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Lender under or as contemplated by this Agreement.

Section 5.33. Financial Covenants.

For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations, Borrower shall not, directly or indirectly permit:

(a) Ratio of Adjusted EBIT to Interest Expense. The ratio of the Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each Fiscal Quarter for the period of four successive Fiscal Quarters ended on such day, to be less than 2.00 to 1.00 at the end of such Fiscal Quarter.

(b) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth to be less than (i) $1,000,000,000 plus (ii) 75% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after September 1, 2004 (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Consolidated Subsidiary to a Consolidated Subsidiary or to Borrower).

(c) Asset Coverage Ratio. The Asset Coverage Ratio to be less than 2.00 to 1.00.

(d) Total Available Asset Coverage Ratio. The ratio of Total Available Assets to Unsecured Debt to be less than 2.00 to 1.00 on the last day of any calendar month.

(e) Available Non-Pledged Debt Assets of the Borrower Coverage Ratio. The ratio of the sum of Cash of the Borrower and Available Non-Pledged Debt Assets of the Borrower to Unsecured Debt to be less than the ratio set forth below opposite the Borrower’s applicable senior unsecured debt rating; provided that if the senior unsecured debt ratings from S&P, Moody’s and Fitch are different, and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply, or (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply or (y) the ratings differential is two levels or more, the rating immediately below the highest rating will apply. In the event that the Borrower shall maintain ratings from only one of Moody’s, Fitch and S&P the one rating shall apply.

Rating (S&P/Moody’s/Fitch)	Cash plus Non-Pledged Debt Assets/Unsecured Debt
> or = BBB/Baa2/BBB	1.0:1.0
> or = BBB-/Baa3/BBB-	1.1:1.0
> or = BB+/Ba1/BB+	1.2:1.0
< BB+/Ba1/BB+	1.3:1.0

ARTICLE VI.

[RESERVED]

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.1. Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment Default. The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure to pay any interest or any fee shall continue unremedied for five Business Days.

(b) Misrepresentation. Any representation or warranty made or deemed made herein, or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

(c) Covenant Default. (i) Borrower shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1 through 5.19, 5.25, 5.26, 5.27, 5.29, 5.30, 5.31 or 5.33 hereof; or (ii) Borrower shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Borrower, the Administrative Agent and the Lenders or executed by Borrower in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within 30 days of its occurrence.

(d) Debt Cross-Default. Borrower or any Subsidiary of Borrower shall default in any payment of principal of or interest on any Debt (other than the Loans and Reimbursement Obligations) in a principal amount outstanding of at least $5,000,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period or cure period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt was created.

(e) Any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding (with the exception of Debt of a SPE Subsidiary pursuant to a Securitization Transaction accelerated as a result of an Accelerated Amortization Event or an Additional Principal Amount (each as defined in the documents evidencing the Securitization Transactions)), in an aggregate principal amount equal to or greater than $5,000,000 of the Borrower or any Subsidiary of the Borrower or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so.

(f) Bankruptcy Default. (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $5,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(h) The Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(i) A federal tax lien shall be filed against the Borrower or any Subsidiary of the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary of the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(j) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(k) The Rolling Twelve-Month Portfolio Charged-Off Ratio shall exceed 8%; or

(l) Any two of (i) Malon Wilkus, (ii) Ira Wagner, and (iii) John Erickson shall cease to be employed by the Borrower in the capacity as executive officers thereof; or

(m) The Rolling Twelve-Month Portfolio Default Ratio shall exceed 14%; or

(n) The business and other activities of the Borrower or any Subsidiary of the Borrower, including but not limited to, the issuance of the Letters of Credit, the acceptance of the Revolving Loans or Swingline Loans by the Borrower, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Credit Documents or any Securitization Transaction to which the Borrower or any Subsidiary of the Borrower is a party result in a violation by the Borrower or any Subsidiary of the Borrower, or any other Person of the Investment Company Act or the rules and regulations promulgated thereunder; or

(o) If the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) or equivalent equity interests (in the case of any other type of entity) of each Subsidiary of the Borrower (including without limitation American Capital Financial Services Inc.); or

(p) A servicer default or servicer termination event shall occur under a Securitization Transaction or the Borrower or a Subsidiary of the Borrower shall resign or otherwise cease to be the servicer under a Securitization Transaction or a default or event of default shall occur under a securitization transaction or the Borrower, servicer, originator, or any Subsidiary of the Borrower, shall fail to observe or perform any obligation to be observed or performed by it under a Securitization Transaction and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Securitization Transaction; or

(q) The Borrower or any Subsidiary of the Borrower shall fail to pay when due any amount payable under a Securitization Transaction and such failure continues beyond any applicable cure or grace period provided in such Securitization Transaction; or

(r) The occurrence of any event, act or condition which the Required Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect upon the Borrower or any Subsidiary of the Borrower; or

(s) Failure of Credit Documents. This Credit Agreement or any other Credit Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or Borrower or any Person acting by or on behalf of any Borrower shall deny or disaffirm such Person’s obligations under this Credit Agreement or any other Credit Document.

Section 7.2. Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) by notice of default to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Credit Documents and applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2. Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3. Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the Borrower.

Section 8.4. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(b) For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7. Indemnification.

The Lenders agree to indemnify the Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 8.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8. The Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9. Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the

Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within 30 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing; provided that such successor administrative agent has minimum capital and surplus of at least $500,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within 60 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Credit Agreement and the other Credit Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10. Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co–agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co–arranger” shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 9.1 nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The

Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9(b) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent; or

(iv) release the Borrower from its obligations hereunder, without the written consent of all of the Lenders; or

(v) subordinate the Loans to any other Debt without the written consent of all of the Lenders; or

(vi) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or

(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate; or

(viii) amend, modify or waive the order in which Obligations are paid in Section 2.12(b) without the written consent of each Lender directly affected thereby; or

(ix) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, or the Issuing Lender or the Swingline Lender under any Credit

Document shall in any event be effective, unless in writing and signed by the Administrative Agent, or the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2. Notices.

(a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower	American Capital Strategies Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attention: Compliance Officer and Legal Department Telecopier: (301) 654-6714 Telephone: (301) 951-6122

The Administrative Agent:	Wachovia Bank, National Association 201 South College Street NC0680/CP8 Charlotte, North Carolina 28288-0608 Attention: Syndication Agency Services Telecopier: (704) 383-0288 Telephone: (704) 374-2698

with a copy to:	Wachovia Bank, National Association One Wachovia Center, Mail Code: NC0600 Charlotte, North Carolina 28288-0608 Attention: Raj Shah Telecopier: (704) 383-7979

provided, that notices given by the Borrower pursuant to Section 2.1 or Section 2.10 hereof shall be effective only upon receipt thereof by the Administrative Agent.

(b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.3. No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5. Payment of Expenses and Taxes; Indemnification.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and WCM for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and WCM harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and WCM and their Affiliates, employees, officers and directors harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent, WCM or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, WCM or such Lender, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

Section 9.6. Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder, in each case in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s Obligations, Commitments or other interests). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of a Participant if such Participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18, 2.19 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks, insurance companies or other financial institutions or any funds investing in bank loans (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $10,000,000 (or, if less, the entire amount of such Lender’s Commitment), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an Affiliate of an existing Lender shall not require the consent of the Administrative Agent or the Borrower. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes, if any, subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement and (ii) record the information contained therein in the Register.

(f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of a Borrower pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.18 Certificate) described in Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

Section 9.7. Set-off.

In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Obligations of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any Currency, whether arising hereunder or, under any other Credit Document provided by such Lender pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower, or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8. Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9. Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10. Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11. Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Integration.

This Credit Agreement and the Notes, if any, represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes, if any.

Section 9.13. Governing Law.

This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 9.14. Consent to Jurisdiction and Service of Process.

Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrower irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. The Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower in the court of any other jurisdiction.

Section 9.15. Confidentiality.

The Administrative Agent and each of the Lenders agrees that, without the prior consent of the Borrower, it will use its best efforts not to disclose any information with respect to the Borrower which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) to its employees, Affiliates, auditors and counsel or to another Lender, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6; provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, and (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents.

Section 9.16. Acknowledgments.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower and the Lenders.

Section 9.17. Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. The Borrower, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18. Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.19. Judgment Shortfall.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into a Foreign Currency, the Borrower agrees that such sum will be converted to an amount equal to the Foreign Currency Equivalent on the business day preceding that on which final judgment is given. The obligation of the Borrower in respect of any sum due hereunder will, notwithstanding any judgment in a Foreign Currency, be discharged only to the extent that on the date the Borrower makes payment to the Lenders of any sum adjudged to be so due in such Foreign Currency, such Lender may, in accordance with normal banking procedures, purchase Dollars with such Foreign Currency; if the Dollars so purchased are less than the sum originally due to the Lenders in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any Lender in Dollars, such Lender agrees to remit to the Borrower such excess.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	AMERICAN CAPITAL STRATEGIES, LTD. a Delaware corporation

	By:	/s/ Samuel A. Flax
	Name:	Samuel A. Flax
	Title:	Executive Vice President and General Counsel

[Signatures Continued on Following Page]

ACAS-Credit Agreement

ADMINISTRATIVE AGENT	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ Raj Shah
	Name:	Raj Shah
	Title:	Director

[Signatures Continued on Following Page]

ACAS-Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ James E. Davis
Name:	James E. Davis
Title:	Sr. Vice President

[Signatures Continued on Following Page]

ACAS-Credit Agreement

JPMORGAN CHASE BANK, N. A., as a Lender

By:	/s/ Christine Herrick
Name:	Christine Herrick
Title:	Vice President

[Signatures Continued on Following Page]

ACAS-Credit Agreement

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Thomas Fontana
Name:	Thomas Fontana
Title:	Managing Director

[Signatures Continued on Following Page]

ACAS-Credit Agreement

BANK OF AMERICA, N. A., as a Lender

By:	/s/ Mary P. Riggins
Name:	Mary P. Riggins
Title:	Senior Vice President

[Signatures Continued on Following Page]

ACAS-Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Amy K. Dumser
Name:	Amy K. Dumser
Title:	Director

[Signatures Continued on Following Page]

ACAS-Credit Agreement

HIBERNIA NATIONAL BANK, as a Lender

By:	/s/ Laura Watts
Name:	Laura Watts
Title:	Senior Vice President

[Signatures Continued on Following Page]

ACAS-Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Jennifer Schwartz
Name:	Jennifer Schwartz
Title:	AVP

ACAS-Credit Agreement

EXHIBITS AND SCHEDULES TO

CREDIT AGREEMENT

Dated as of June 17, 2005

Schedule 2.1(a)	Lender’s Commitments
Schedule 2.1(b)(i)	Form of Borrowing Notice (Revolving Loan)
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.4(b)(i)	Form of Swingline Borrowing Notice
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.10	Notice of Conversion/Continuation
Schedule 2.18	2.18 Certificate
Schedule 4.8	Existing Subsidiaries
Schedule 4.16	Liens on Capital Stock of Subsidiaries
Schedule 4.26	Credit and Collection Policy
Schedule 5.2(a)	Compliance Certificate
Schedule 5.2(b)	Monthly Report
Schedule 5.29	Existing Debt
Schedule 9.2	Lender’s Domestic and Foreign Lending Office
Schedule 9.6(c)	Form of Commitment Transfer Supplement

EXECUTION COPY

SCHEDULE 2.1(a)

LENDER’S COMMITMENTS

Lender’s Commitments as of the Closing Date:

Lender	Commitment	Commitment Percentage
Wachovia Bank, National Association	$40,000,000	17.4%
Branch Banking and Trust Company	40,000,000	17.4%
JPMorgan Chase Bank, N.A.	35,000,000	15.2%
Citicorp North America, Inc.	35,000,000	15.2%
Bank of America, N.A	25,000,000	10.9%
Bank of Montreal	25,000,000	10.9%
Hibernia	15,000,000	6.5%
Fifth Third	15,000,000	6.5%

Total	$230,000,000	100.00%

Schedule 2.1(a)

SCHEDULE 2.1(b)(i)

FORM OF BORROWING NOTICE

(Revolving Loan)

[            ], 200[    ]

Wachovia Bank, National Association,

    as Administrative Agent

201 S. College Street

NC0680/CP8

Charlotte, NC 28288-0608

Attention: Syndication Agency Services

Re:	Credit Agreement dated as of June [ ], 2005

Ladies and Gentlemen:

This Borrowing Notice is delivered to you under Section 2.1(b)(i) of that certain Credit Agreement, dated as of June [    ], 2005 (as amended, modified, waived, supplemented or restated from time to time, the “Credit Agreement”), by and among American Capital Strategies, Ltd., as the borrower (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent and the Swingline Lender and the Lenders party thereto. All capitalized undefined terms used herein have the meaning assigned to them in the Credit Agreement.

The undersigned, being a duly elected officer of the Borrower, holding the office set forth below such officer’s name, hereby gives you irrevocable notice pursuant to Section 2.1(b)(i) of the Credit Agreement, that the Borrower hereby requests a Revolving Loan under the Credit Agreement, and in connection with such request sets forth below the information relating to such Revolving Loan as required by the Credit Agreement and certifies as follows:

1. The date of the requested Revolving Loan is             ,         .

2. The aggregate principal amount of the requested Revolving Loan is $                    .

3. The requested Revolving Loan shall be made in the following Currency                     .

4. The requested Revolving Loan is [an Alternate Base Rate Loan] [a LIBOR Rate Loan with an Interest Period of             ] [an Alternate Base Rate Loan in the amount of                      and a LIBOR Rate Loan in the amount of                      with an Interest Period of                     ].

Schedule 2.1(b)(i)

5. The requested Revolving Loan is to be sent to:

[Name of Bank]
[City of Bank]
Account No.:	[Number]
ABA No.:	[Number]
Attn:	[Name]

6. The aggregate principal amount of all Advances Outstanding as of the date hereof prior to giving effect to the requested Revolving Loan is $                    .

7. All of the conditions applicable to the Extension of Credit requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Extension of Credit, including those set forth in Article III of the Credit Agreement, and the following:

(i) The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of such date, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Extension of Credit or from the application of proceeds therefrom, which constitutes a Default or Event of Default; and

(iii) The Borrower is in compliance with each of its covenants set forth in the Credit Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

Schedule 2.1(b)(i)

IN WITNESS WHEREOF, the undersigned has executed the Borrowing Notice this      day of             ,         .

AMERICAN CAPITAL STRATEGIES, LTD.,
a Delaware corporation

By:
Name:
Title:

Schedule 2.1(b)(i)

SCHEDULE 2.1(e)

FORM OF REVOLVING NOTE

$

FOR VALUE RECEIVED, the undersigned, AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of                      (“Lender”), at the offices of Wachovia Bank, National Association as Administrative Agent for Lenders (“Administrative Agent”), at its address at 201 South College Street, Charlotte, North Carolina 28288-0608, or at such other place as Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                      and NO/100 DOLLARS ($                    ) or, if less, the aggregate unpaid amount of all Revolving Loans made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Credit Agreement dated as of June [    ], 2005, by and among Borrower, Administrative Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Credit Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Loan evidenced hereby is made and is to be repaid. The date and amount of each Revolving Loan made by Lenders to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Loans made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

Upon the occurrence and during the continuance of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower to the extent permitted by applicable law), be declared and immediately shall become, due and payable.

Schedule 2.1(e)

The Borrower agrees, in the event this Revolving Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

Time is of the essence with respect to this Revolving Note.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Schedule 2.1(e)

IN WITNESS WHEREOF, Borrower has executed this Revolving Note on the day and year first written above.

AMERICAN CAPITAL STRATEGIES, LTD.,
a Delaware corporation

By:
Name:
Title:

Schedule 2.1(e)

SCHEDULE 2.4(b)(i)

FORM OF SWINGLINE BORROWING NOTICE

[                    ], 200[    ]

Wachovia Bank, National Association,

as Swingline Lender

201 S. College Street

NC0680/CP8

Charlotte, NC 28288-0608

Attention: Syndication Agency Services

Re:	Credit Agreement dated as of June [ ], 2005

Ladies and Gentlemen:

This Swingline Borrowing Notice is delivered to you under Section 2.4(b)(i) of that certain Credit Agreement, dated as of June [    ], 2005 (as amended, modified, waived, supplemented or restated from time to time, the “Credit Agreement”), by and among American Capital Strategies, Ltd., as the borrower (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent and the Swingline Lender and the Lenders party thereto. All capitalized undefined terms used herein have the meaning assigned to them in the Credit Agreement.

The undersigned, being a duly elected officer of the Borrower, holding the office set forth below such officer’s name, hereby gives irrevocable notice pursuant to Section 2.4(b)(i) of the Credit Agreement, that the Borrower hereby requests a Swingline Loan under the Credit Agreement, and in connection with such request sets forth below the information relating to the Swingline Loan required by the Credit Agreement and certifies as follows:

1. The date of the requested Swingline Loan is             ,         .

2. The aggregate principal amount of the requested Swingline Loan is                     ,             .

3. The aggregate principal amount of all Swingline Loans outstanding as of the date hereof prior to giving effect to the requested Swingline Loan is $                    .

4. The aggregate amount of all Advances Outstanding as of the date hereof prior to giving effect to the requested Swingline Loan is $                    .

Schedule 2.4(b)(i)

5. All of the conditions applicable to the Extension of Credit requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Extension of Credit, including those set forth in Article III of the Credit Agreement, and the following:

(i) The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of such date, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Extension of Credit or from the application of proceeds therefrom, which constitutes a Default or Event of Default; and

(iii) The Borrower is in compliance with each of its covenants set forth in the Credit Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

Schedule 2.4(b)(i)

IN WITNESS WHEREOF, the undersigned has executed the Swingline Borrowing Notice this      day of                     ,             .

AMERICAN CAPITAL STRATEGIES, LTD.,
a Delaware corporation

By:
Name:
Title:

Schedule 2.4(b)(i)

SCHEDULE 2.4(d)

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$23,000,000	June [ ], 2005

FOR VALUE RECEIVED, the undersigned AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Swingline Lender”) at the offices of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) at the Administrative Agent’s address at 201 South College Street, Charlotte, North Carolina 28288-0608, or at such other place as Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of TWENTY-THREE MILLION DOLLARS AND NO CENTS ($23,000,000.00) or, if less, the aggregate unpaid amount of all Swingline Loans made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Swingline Note is issued pursuant to that certain Credit Agreement dated as of June [    ], 2005 by and among Borrower, Administrative Agent, Swingline Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Credit Documents. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Swingline Loan evidenced hereby is made and is to be repaid. The date and amount of each Swingline Loan made by Swingline Lender to Borrower, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Swingline Note in respect of the Swingline Loans made by Swingline Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

Upon the occurrence and during the continuation of any Event of Default, this Swingline Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower to the extent permitted by applicable law), be declared, and immediately shall become, due and payable.

Schedule 2.4(d)

The Borrower agrees, in the event this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

Time is of the essence with respect to this Swingline Note.

Except as provided in the Credit Agreement, this Swingline Note may not be assigned by Lender to any Person.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Schedule 2.4(d)

IN WITNESS WHEREOF, the Borrower has executed this Swingline Note on the day and year first written above.

AMERICAN CAPITAL STRATEGIES, LTD.,
a Delaware corporation

By:
Name:
Title:

Schedule 2.4(d)

SCHEDULE 2.10

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Reference is made to that certain Credit Agreement dated as of June [    ], 2005 by and among the undersigned (“Borrower”), Wachovia Bank, National Association (“Administrative Agent”) and the Lenders from time to time signatory thereto (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.10 of the Credit Agreement, of its request to:

[(a) on [    date    ] convert $[                    ] of the aggregate outstanding principal amount of the Revolving Loan, bearing interest at the [            ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having a LIBOR Period of [            ] month(s)];]

[(b) on [    date    ] continue $[                    ] of the aggregate outstanding principal amount of the Revolving Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [            ] month(s).]

The undersigned hereby further certifies, in his/her capacity as                      and not as an individual, that on the date of the requested conversion and/or continuation, immediately before and after giving effect thereto:

(a) the representations and warranties made by the Borrower contained in the Credit Agreement or in any other Credit Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein); and

(b) no Default or Event of Default has occurred and is continuing.

Schedule 2.10

AMERICAN CAPITAL STRATEGIES, LTD.,
a Delaware corporation

By:
Name:
Title:

Schedule 2.10

SCHEDULE 2.18

SECTION 2.18 CERTIFICATE

                    , 20

Reference is made to that certain Credit Agreement, dated as of June [    ], 2005 (as amended, modified, waived, supplemented or restated from time to time, the “Credit Agreement”), by and among American Capital Strategies, Ltd. (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent (the “Agent”) and the Lenders party thereto. All capitalized terms unless otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

The undersigned hereby certifies to Agent and Borrower that the undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

By:
Name:
Title:

Schedule 2.18

SCHEDULE 4.8

EXISTING SUBSIDIARIES

1)	American Capital Financial Services, Inc., a Delaware corporation

2)	ACS Equities, L.P., a Delaware limited partnership

3)	ACS Funding Trust I, a Delaware statutory trust

4)	ACAS Business Loan LLC, 2000-1, a Delaware limited liability company

5)	ACAS Business Loan LLC, 2002-1, a Delaware limited liability company

6)	ACAS Business Loan Trust 2002-1, a Delaware statutory trust

7)	ACAS Business Loan LLC, 2002-2, a Delaware limited liability company

8)	ACAS Business Loan Trust 2002-2, a Delaware statutory trust

9)	ACAS Business Loan LLC, 2003-1, a Delaware limited liability company

10)	ACAS Business Loan Trust 2003-1, a Delaware statutory trust

11)	ACAS Business Loan LLC, 2003-2, a Delaware limited liability company

12)	ACAS Business Loan Trust 2003-2, a Delaware statutory trust

13)	ACAS Business Loan LLC, 2004-1, a Delaware limited liability company

14)	ACAS Business Loan Trust 2004-1, a Delaware statutory trust

15)	American Capital-Asia, Ltd., a Delaware corporation

16)	ACS Funding Trust II, a Delaware statutory trust

Schedule 4.8

SCHEDULE 4.16

LIENS ON CAPITAL STOCK OF SUBSIDIARIES

Pursuant to that Second Amended and Restated Loan Funding and Servicing Agreement dated as of August 10, 2004, among ACS Funding Trust I, American Capital Strategies, Ltd., Variable Funding Capital Corporation, JPMorgan Chase Bank, Citigroup Global Markets Realty Corp., YC SUSI Trust, Bank of America, National Association, Wachovia Capital Markets, LLC, and Wells Fargo Bank, National Association (as amended from time to time), Liens in favor of Wachovia Capital Markets, LLC, as Deal Agent in the following:

1. 100% of the beneficial ownership interest in ACAS Business Loan Trust 2002-1, as evidenced by ACAS Business Loan Trust 2002-1 Trust Certificate (No. 4), dated April 22, 2004; and

2. 100% of the beneficial ownership interest in ACAS Business Loan Trust 2002-2, as evidenced by ACAS Business Loan Trust 2002-2 Trust Certificate (No. 4), dated April 22, 2004.

3. 100% of the beneficial ownership interest in ACAS Business Loan Trust 2003-1, as evidenced by ACAS Business Loan Trust 2003-1 Trust Certificate (No. 2), dated April 22, 2004.

Schedule 4.16

SCHEDULE 4.26

CREDIT AND COLLECTION POLICY

(See Attached)

Schedule 4.26

SCHEDULE 5.2(a)

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of June [    ], 2005 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among American Capital Strategies, Ltd., a Delaware corporation as the Borrower, Wachovia Bank, National Association, as Administrative Agent and Swingline Lender and the Lenders party thereto. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.2(a) of the Credit Agreement,                     , the duly authorized                      of American Capital Strategies, Ltd., hereby certifies to the Administrative Agent and the Lenders the following:

1. The financial statements delivered pursuant to Section 5.1(a) and 5.1(b) of the Credit Agreement fairly present the financial position of the Borrower and its Consolidated Subsidiaries for the periods indicated in such financial statements in conformity with GAAP applied on a consistent basis.

2. During the period covering such financial statements the Borrower observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Credit Agreement to be observed, performed or satisfied by the Borrower.

3. The undersigned Responsible Officer has no knowledge of any Default or Event of Default.

Dated as of                     .

AMERICAN CAPITAL STRATEGIES, LTD.
a Delaware corporation

By:
Name:
Title:

Schedule 5.2(a)

SCHEDULE 5.2(b)

FORM OF MONTHLY REPORT

[See attached]

Schedule 5.2(b)

SCHEDULE 5.29

EXISTING DEBT

ACAS Business Loan Trust 2002-2	$27,309,510
ACAS Business Loan Trust 2003-1	$63,175,977
ACAS Business Loan Trust 2003-2	$140,361,500
ACAS Business Loan Trust 2004-1	$409,771,976
Unsecured Corporate Bonds	$167,000,000
ACS Funding Trust I	$878,531,163
ACS Funding Trust II	$74,000,000
Total Return Swaps	$75,000,000
Wachovia Unsecured Revolver	$175,000,000
Interest Rate Swaps Liabilities	$5,602,723

Total	$2,015,752,849

Schedule 5.29

SCHEDULE 9.2

LENDERS DOMESTIC LENDING OFFICE AND FOREIGN LENDING OFFICE

LENDER	DOMESTIC LENDING OFFICE	FOREIGN LENDING OFFICE
Wachovia Bank, National Association	201 South College Street NC0680/CP8 Charlotte, North Carolina 28288-0608 Attention: Syndication Agency Services	Wachovia Bank, NA 3 Bishopsgate London EC2N-0000

Branch Banking and Trust Company	1909 K Street, NW, 2nd Floor Washington, DC 2006	N/A

JPMorgan Chase Bank, N.A.	One Chase Manhattan Plaza New York, NY 10021	N/A

Citicorp North America, Inc.	399 Park Avenue, 16th Floor New York, NY 10043	N/A

Bank of America, N.A.	901 Main Street Dallas, TX 75202-3714	N/A

Bank of Montreal	115 South LaSalle Street Chicago, IL 60603	N/A

Hibernia	313 Carondelet Street New Orleans, LA 70130	N/A

Fifth Third	38 Fountain Square Plaza Cincinnati, OH 45263	N/A

Schedule 9.2

SCHEDULE 9.6(c)

[FORM OF]

COMMITMENT TRANSFER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of June [    ], 2005 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among American Capital Strategies, Ltd., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings provided in the Credit Agreement.

                                          (the “Transferor Lender”) and                                          (the “Purchasing Lender”) agree as follows:

1. For an agreed consideration, the Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender, as of the Transfer Funding Date (as defined below), (a) all of the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on Schedule 1, and all instruments delivered pursuant thereto to the extent related to the principal amount and Commitment Percentage set forth on Schedule 1 attached hereto of all of such outstanding rights and obligations of the Transferor Lender under the respective facilities set forth on Schedule 1 (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Transferor Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Transferor Lender and, except as expressly provided in this Commitment Transfer Supplement, without representation or warranty by the Transferor Lender.

2. The Transferor Lender (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the

Schedule 9.6(c)

Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Documents; and (c) in the case of an assignment of the entire remaining amount of the Transferor Lender’s Commitments, attaches any Note(s) held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Purchasing Lender.

3. The Purchasing Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Credit Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iii) it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (b) agrees that it will (i) independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto and (ii) perform in accordance with its terms all the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.18 of the Credit Agreement; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4. The effective date of this Commitment Transfer Supplement shall be                          , 20     (the “Effective Date”). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. The funding date for this Commitment Transfer Supplement shall be                          , 20     (the “Transfer Funding Date”). On the Transfer Funding Date, any registration and processing fee shall be due and payable to the Administrative Agent pursuant to Section 9.6 of the Credit Agreement.

6. Upon such acceptance, recording and payment of applicable registration and processing fees, from and after the Transfer Funding Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Funding Date or accrue subsequent to the Transfer Funding Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Funding Date or, with respect to the making of this assignment, directly between themselves.

Schedule 9.6(c)

7. From and after the Transfer Funding Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

8. This Commitment Transfer supplement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 9.6(c)

SCHEDULE 1

TO COMMITMENT TRANSFER SUPPLEMENT

EFFECTIVE DATE:                     , 20

Name of Transferor Lender:

Name of Purchasing Lender:

Transfer Funding Date of Assignment:

Assigned Interest:

Facility Assigned	Principal Amount of Commitment/Loans Assigned	Commitment Percentage Assigned[1]
Revolving Loan	$	%

[NAME OF PURCHASING LENDER]	[NAME OR TRANSFEROR LENDER]

By:	By:
Name:	Name:
Title:	Title:

Accepted:	Consented to (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION as the Administrative Agent, Swingline Lender and Issuing Lender	AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation, as the Borrower

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 9 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Schedule 9.6(c)